Exhibit 99.1

For Immediate Release:

PAULSON CAPITAL CORP. CLOSES  PREVIOUSLY ANNOUNCED TRANSFER OF RETAIL BUSINESS TO JHS CAPITAL ADVISORS
AND
PAYS $.05 SPECIAL DIVIDEND TO SHAREHOLDERS

Portland, OR., April 16, 2012 - Paulson Capital Corp. (Nasdaq: PLCC), announced it has closed the previously announced sale of the retail operations of its wholly owned subsidiary, Paulson Investment Company, Inc. (“Paulson Investment”), to JHS Capital Advisors, LLC (JHS), a member of FINRA and SIPC.

On April, 11th, 2012, pursuant to NASD Rule 1017, FINRA granted the Continuing Membership Application filed by Paulson Investment requesting approval to sell substantially all of its retail brokerage operations, including many of its branch and non-branch offices, and registered personnel (employees and independent contractors) to JHS Capital Advisors, LLC.

“JHS is an exceptional company with the necessary strength, expertise and integrity to service our registered representatives and customers going forward,” said Trent Davis, president and CEO of Paulson Investment. “Paulson is now poised to focus on our core competencies in investment banking activities.”

“Today we are seeing more outstanding entrepreneurial opportunities than ever and we are well positioned to offer guidance to, and help finance, deserving companies,” said Chester L.F. Paulson, founder and Chairman of Paulson Capital Corp. “The transfer of the retail business, coupled with the payment of our $.05 special dividend to shareholders, moves us ahead in one of our stated goals towards increasing shareholder value.”

About Paulson Capital Corp.
Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Headquartered in Portland, Ore., Paulson Investment Company, Inc. is a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chester “Chet” Paulson in 1970, it has managed or underwritten 170 securities offerings and has generated more than $1.2 billion for client companies.

About JHS Capital Advisors, LLC
JHS Capital Advisors is a registered securities broker dealer and Registered Investment Advisor providing personalized client services for investors nationwide. Founded on a simple code of ethics based on integrity, transparency and full disclosure, JHS’s mission is to always put its clients’ needs and interests first, and to build a reputation for fostering multi-generational relationships. JHS has an open platform that offers a full suite of financial products and services, enabling greater choice and autonomy for its advisors. JHS clears its brokerage transactions through RBC Correspondent Services, a division of RBC Capital Markets, LLC, member NYSE/FINRA/SIPC. Founded in 2009 by John H. Sykes, JHS Capital Advisors is headquartered in Tampa, Florida, and is a subsidiary of JHS Capital Holdings.

Media Contact:
Amber Roberts, LANE PR
212-302-5964
amber@lanepr.com

Investor Relations Contact:
Kellie Davis, Paulson Investment
503-243-6027
kmdavis@paulsoninvestment.com

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.